UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 15, 2008

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	FPL GROUP, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization: Florida
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
(a)

On December 15, 2008, FPL Group Capital Inc (FPL Group Capital), a wholly-owned subsidiary of FPL Group, Inc. (FPL Group), entered into a 12.5 billion Japanese Yen principal amount term loan agreement, which amount may be increased up to a maximum aggregate principal amount of 30.0 billion Japanese Yen, subject to certain terms and conditions of the term loan agreement, to the extent additional commitments are made available by the existing or additional lenders.  On December 19, 2008, FPL Group Capital borrowed 12.5 billion Japanese Yen under this term loan agreement.  The loan bears interest at a variable rate, payable quarterly, and the principal is due in December 2011.  Immediately upon funding of the loan, FPL Group Capital exchanged the Japanese Yen borrowed for United States Dollars (approximately $141.4 million) and entered into a cross currency basis swap to hedge against currency movements with respect to both interest and principal payments on the loan.  Payment of the loan is guaranteed by FPL Group and the loan agreement contains default and related acceleration provisions relating to the failure to make required payments, failure of FPL Group to maintain a minimum ratio of funded debt to total capitalization and certain events in bankruptcy, insolvency or reorganization relating to FPL Group Capital or FPL Group, as well as other covenants applicable to FPL Group Capital and FPL Group.  The proceeds from the loan are being used for general corporate purposes.

(b)

On December 19, 2008, FPL Group Capital entered into a $50 million term loan agreement and borrowed $50 million under the agreement.  The loan bears interest, payable semi-annually or more frequently at FPL Group Capital's election, at a variable rate and the principal is due in December 2011.  Payment of the loan is guaranteed by FPL Group and the loan agreement contains default and related acceleration provisions relating to the failure to make required payments, failure of FPL Group to maintain a minimum ratio of funded debt to total capitalization and certain events in bankruptcy, insolvency or reorganization relating to FPL Group Capital or FPL Group, as well as other covenants applicable to FPL Group Capital and FPL Group.  The proceeds from the loan are being used for general corporate purposes.

(c)

On December 19, 2008, Legacy Renewables, LLC (Legacy Renewables), an indirect wholly-owned subsidiary of FPL Energy, LLC (FPL Energy), issued $202 million of 7.5% limited-recourse senior secured notes due in December 2013.  FPL Energy is an indirect wholly-owned subsidiary of FPL Group.  Interest on the notes is payable semi-annually and the principal is partially amortizing with a balloon payment of approximately $120.4 million at maturity.  Substantially all of the proceeds from the notes will be used to reimburse, in part, capital contributions made by FPL Energy to certain of its indirect subsidiaries for their investments in the development, acquisition and/or construction of wind power generation assets with 700 megawatts of generating capability located in California, Pennsylvania and Texas.  The notes are secured by liens on those wind power generation assets and certain other assets of, and the ownership interest in, Legacy Renewables.  The notes also contain default provisions relating to the failure to make required payments, certain events in bankruptcy and other covenants applicable to Legacy Renewables.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
FPL GROUP, INC. (Registrant)
Date: December 19, 2008

K. MICHAEL DAVIS

K. Michael Davis Controller and Chief Accounting Officer of FPL Group, Inc. (Principal Accounting Officer of the Registrant)